Exhibit 10.3

GUARANTY

This Guaranty is made this 16th day of March, 2012, by Alliance Resource Partners, L.P., a Delaware limited partnership (“Guarantor”), in favor of Seminole Electric Cooperative, Inc. (“Beneficiary”).

WHEREAS, Alliance Coal, LLC (“Affiliate”), an affiliate of the Guarantor, and Beneficiary are parties to that certain Base Contract for Purchase and Sale of Coal dated March 16, 2012, with a Confirmation dated March 16, 2012 (the “Agreement”).

NOW, THEREFORE, to induce Beneficiary to enter into the Agreement and in consideration of Beneficiary doing so, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1. Guarantee. Subject to the terms hereof, the Guarantor unconditionally and absolutely guarantees the prompt payment when due of all amounts payable by Affiliate under the Agreement and any amendments thereto (collectively, the “Obligations”). This is a guarantee of payment and not of collection. If Affiliate fails to pay any Obligation, Guarantor will pay such Obligation directly for Beneficiary’s benefit upon Beneficiary’s demand therefor in accordance with the provisions hereof. Guarantor shall have no obligation to perform under the Agreement.

2. Guarantee Absolute. The liability of Guarantor under this Guaranty shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of or defect or deficiency in the Agreement, or any other document executed in connection with the Agreement; (ii) any modification, extension or waiver of any of the terms of the Agreement; (iii) any change in the time, manner, terms or place of payment or in any other term of all or any of the Obligations; (iv) except as to applicable statutes of limitation, failure, omission, delay, waiver, or refusal by Beneficiary to exercise, in whole or in part, any right or remedy held by Beneficiary with respect to the Obligations; (v) any change in the existence, structure, or ownership of Guarantor or Affiliate, or any insolvency, bankruptcy, reorganization, or other similar proceeding; or (vi) the existence, validity, enforceability, perfection, or extent of any collateral for the Obligations. Except as the same comprise Obligations under the Agreement, Guarantor shall not be liable hereunder for special, consequential, exemplary, tort or other damages, costs or attorney’s fees. The obligations of the Guarantor hereunder are primary obligations of Guarantor and there are no conditions precedent to enforcement of the Guaranty, except as expressly set forth herein. This Guaranty shall remain in full force and effect with respect to the Obligations until the same are finally and irrevocably paid in full. In the event any payment to Beneficiary of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, including, without limitation, the insolvency, bankruptcy, or reorganization of Affiliate, Guarantor shall remain liable hereunder with respect to such Obligation as if such payment had not been made.

3. Waiver. Guarantor hereby waives: (i) notice of acceptance of this Guaranty and of the creation or existence of any of the Obligations and of any action by the Beneficiary in reliance hereon or in connection herewith; (ii) except as expressly set forth herein, presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Obligations; and (iii) notice of any modification, extension or waiver of any of the terms of the Obligations. Guarantor reserves the right to assert defenses that Affiliate may have under the Agreement to payment of any Obligation, other than defenses arising from the bankruptcy, insolvency, incapacity, liquidation or dissolution of Affiliate.

4. Demands and Notice. If Affiliate fails to pay any Obligation and Beneficiary elects to exercise its rights under this Guaranty, Beneficiary shall make a written demand on Guarantor (a “Payment Demand”). A Payment Demand shall identify the amount and the basis of the demand and state that Beneficiary is calling upon Guarantor under this Guaranty. Guarantor shall make payment to Beneficiary within five (5) business days after receipt of Payment Demand from Beneficiary. Unless expressly provided otherwise, demands and notices shall be in writing and delivered by certified mail return receipt requested, facsimile, or nationally recognized overnight delivery service. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the business day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close of the business day in which case it shall be deemed received at the close of the next business day), or such earlier time as is confirmed by the receiving party. Notice by overnight mail or courier shall be deemed to have been received one (1) business day after it was sent, subject to confirmation of successful actual delivery. Any party may change its address to which notice is given hereunder by providing notice of same in accordance with this Section 4.

To Guarantor:	Alliance Resource Partners, L.P. 1717 S. Boulder, Suite 400 Tulsa, Oklahoma 74119 Attn: Chief Financial Officer Fax: (918) 295 7357

With a copy to:

Alliance Resource Partners, L.P. 1717 S. Boulder, Suite 400 Tulsa, Oklahoma 74119 Attn: General Counsel Fax: (918) 295 7361

To Affiliate:	Alliance Coal, LLC 1717 S. Boulder, Suite 400 Tulsa, Oklahoma 74119 Attn: Contract Administration Fax: (918) 295 7361

To Beneficiary:	Seminole Electric Cooperative, Inc. P.O. Box 272000 Tampa, FL 33688-2000; or

16313 North Dale Mabry Highway Tampa, FL 33618 Phone: (813) 739-1274 Attn: CEO & General Manager Fax: (813) 264-7906

With copies to:

Attn: Chief Financial Officer (at same address)

Attn: General Counsel 202 South Rome Ave. Tampa, FL 33606 Phone: (813) 223-5351 Fax: (813) 229-6682

5. Subrogation. Guarantor shall be subrogated to all rights of Beneficiary against Affiliate in respect of any amounts paid by Guarantor pursuant to this Guaranty, provided that Guarantor agrees it shall not exercise such rights of subrogation until all of the Obligations have been irrevocably paid in full. Upon full payment of the Obligations, Beneficiary shall, at the Guarantor’s request and cost, execute and deliver to the Guarantor such documents and take such other actions as Guarantor may reasonably require to implement such subrogation.

6. Representations and Warranties. Guarantor hereby represents and warrants: (i) it is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) the execution, delivery and performance of this Guaranty by Guarantor have been duly authorized by all requisite corporate action and do not violate any applicable law or Guarantor’s certificate of organization; and (iii) this Guaranty constitutes Guarantor’s legal, valid and binding obligation, enforceable against it in accordance with this Guaranty’s terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting enforcement of creditors’ rights against Guarantor in general principles of equity).

7. Miscellaneous. No provision of this Guaranty may be amended or waived except by a written instrument executed by Guarantor and Beneficiary. This Guaranty shall bind and benefit the successors and assigns of Guarantor and Beneficiary. This Guaranty shall not be deemed to benefit any person except Beneficiary and its successors and assigns. This Guaranty shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the foregoing instrument is executed as of the date first above written.

Alliance Resource Partners, L.P.

By: Alliance Resource Management GP, LLC Its: Managing General Partner

By:	/s/ Robert G. Sachse
Name:	Robert G. Sachse
Title:	Executive Vice President

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